UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 4, 2005

The Laclede Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Missouri	1-16681	74-2976504
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

720 Olive Street, St. Louis, Missouri		63101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	314-342-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 4, 2005, The Laclede Group, Inc., a Missouri corporation ("Laclede") entered into a three-year amended and restated revolving credit agreement ("Agreement") with U.S. Bank National Association, a national banking association ("Bank"). The Agreement amends and restates Laclede's existing $20 million, 364-day credit agreement with the Bank, originally dated June 13, 2002, amended April 16, 2003, and extended June 12, 2003, June 11, 2004 and June 30, 2005. Pursuant to the latest extension, the current credit agreement without the amendment and restatement would expire on June 30, 2006.

Laclede expects to use the Agreement for general corporate purposes, including short-term borrowings and letters of credit. The Agreement provides credit of up to $40 million. Borrowings under the Agreement bear interest, at Laclede's option, at interest rates based upon the Bank's prime rate or on LIBOR rates. LIBOR rates are determined by adding to the LIBOR base rate an applicable margin that is subject to adjustment on the basis of Laclede's long-term senior unsecured debt ratings, as described in the Agreement. A commitment fee is payable for any letter of credit at an annual rate equal to the applicable LIBOR margin, calculated as described in the prior sentence, on the face amount of each letter of credit. Issuance and negotiation fees are also charged by the Bank under its published schedule of fees in effect from time to time. If the Bank pays any draft under a letter of credit, the Bank is authorized to charge one or more of Laclede's deposit accounts an amount equal to the sum of the draft plus the negotiation, processing and other fees as may be agreed upon by Laclede and the Bank. If the Bank makes a payment under a letter of credit before receipt of payment from Laclede, the amount of the draft paid by the Bank constitutes a prime loan by Laclede under the Agreement.

The Agreement contains affirmative and negative covenants customary for such agreements, including, among other things, limitations on certain types of acquisitions, investments, and sales of property. It also contains a financial covenant limiting Laclede's consolidated debt, which for purposes of this calculation includes only 50% of the principal amount of its subordinated debt to Laclede Capital Trust I, to 70% of its consolidated capitalization. The calculation is more specifically described in the Agreement. The Agreement also contains customary events of default, including, without limitation, payment defaults, covenant defaults, material inaccuracy of representations and warranties, certain events of bankruptcy and insolvency, cross defaults to certain other agreements, and the entry of certain judgments not appealed or satisfied.

Payment of any amounts due under the Agreement is guaranteed by Laclede's two principal non-regulated subsidiaries, SM&P Utility Resources, Inc. and Laclede Energy Resources, Inc.

Laclede paid an upfront fee to the Bank for the Agreement and during the term of the Agreement will pay a commitment fee on the unused portion of the credit made available under the Agreement. The commitment fee accrues at an applicable percentage per annum determined based upon Laclede's long-term senior unsecured debt ratings, as described in the Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1.

Laclede and its affiliates have had customary banking relationships with the Bank for the provision of a variety of financial services, including pension and other benefit trust funds and cash management. Further, the Bank serves as administrative agent and lead arranger of the five-year Amended and Restated Loan Agreement by and among Laclede Gas Company, a subsidiary of Laclede, and several banks, which was executed September 10, 2004 and currently has a credit commitment of $285 million.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference. Since Laclede expects to use the Agreement for general corporate purposes, no direct financial obligations or obligations under an off-balance sheet arrangement have arisen under the Agreement as of the date hereof.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Amended and Restated Revolving Credit Agreement by and between The Laclede Group, Inc. and U.S. Bank National Association dated August 4, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Laclede Group, Inc.

August 4, 2005	By:	Barry C. Cooper

Name: Barry C. Cooper
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit Agreement by and between The Laclede Group, Inc. and U.S. Bank National Association dated August 4, 2005.